Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of O2Diesel Corporation for the registration of 25,551,009 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements of O2Diesel Corporation included in its Annual Report (Form 10-KSB) for each of the two years in the period ended December 31, 2005 and for the period from October 14, 2000 (inception) through December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
April 20, 2006

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